Exhibit 10.9

Execution Version

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Montage Resources Corporation, a Delaware corporation (the “Company”), and the officer of the Company named below (“Grantee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2014 Long-Term Incentive Plan (as amended, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Grantee:	Oleg Tolmachev
Number of Restricted Shares:	53,438
Date of Grant:	February 28, 2019

1.Award.  The Company hereby grants to Grantee the total number of restricted shares of the Company’s common stock, par value $0.01 per share (“Company Stock”), set forth above as the Number of Restricted Shares (the “Restricted Shares”), subject to all of the terms and conditions of this Agreement and the Plan.  Grantee will be reflected as the owner of record of the Restricted Shares on the Company’s books. The Company will hold the share certificates for safekeeping, or otherwise retain the Restricted Shares in uncertificated book entry form, until the Restricted Shares become vested and nonforfeitable. Upon the Company’s request, Grantee must promptly deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Shares. If Grantee forfeits any Restricted Shares, the stock power will be used to return the certificates for the forfeited Restricted Shares to the Company’s transfer agent for cancellation.

2.Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all of the terms and conditions of the Plan.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

3.Vesting.

(a)Subject to earlier vesting as set forth in subparagraph (b) or (c) below, the Restricted Shares shall vest in accordance with the following schedule:

Vesting Date	Number of Restricted Shares that Vest	Cumulative Percentage of Restricted Shares that Vest
August 28, 2019	13,359	25%
February 28, 2020	13,359	50%
August 28, 2020	13,360	75%
February 28, 2021	13,360	100%

(b)Upon a Change of Control, all then outstanding and unvested Restricted Shares shall immediately and fully vest.

(c)Upon Grantee’s death, all then outstanding and unvested Restricted Shares shall immediately and fully vest.

(d)If Grantee’s employment with the Company and its Subsidiaries terminates for any reason (other than by reason of Grantee’s death), then, notwithstanding anything to the contrary in this Agreement, all then outstanding and unvested Restricted Shares shall be immediately forfeited by Grantee and transferred to, and reacquired by, the Company for no consideration.

4.Delivery of Vested Restricted Shares.  As soon as practicable after any Restricted Shares vest, the Company will deliver a share certificate to Grantee, or deliver shares electronically or in certificate form to Grantee’s designated broker on Grantee’s behalf. If Grantee is deceased at the time that a delivery of share certificates is to be made, the certificates will be delivered to Grantee’s executor, administrator, or personal representative.

6.Dividends.  Any dividends or other distributions that are declared with respect to the shares of Company Stock underlying the Restricted Shares between the Date of Grant and the Vesting Date of the Restricted Shares shall be paid to Grantee on or as soon as practicable following the Vesting Date of such Restricted Shares, and shall not be paid to Grantee in the event that such Restricted Shares do not become so vested.

7.Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

8.Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

9.Binding Nature of Agreement. The terms of this Agreement shall be binding upon Grantee and upon Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.  In addition, the terms and conditions of this Agreement will apply with equal force to any additional and/or substitute securities received by Grantee in exchange for, or by virtue of Grantee’s ownership of, the Restricted Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Company Stock, or other similar event, except as otherwise determined by the Committee. If the Restricted Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares.

10.Assignment and Transferability.  Unvested Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and any attempt to do so shall be null and void and without effect.

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11.Legend on Certificates. Grantee agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE MONTAGE RESOURCES CORPORATION 2014 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND MONTAGE RESOURCES CORPORATION, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, EXCHANGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

12.Securities Laws Requirements. The Company shall not be obligated to issue shares of Company Stock to Grantee free of the restrictive legend described in Section 9 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).  The Company shall be under no obligation to register the Restricted Shares pursuant to the Securities Act or any other federal or state securities laws.

13.Necessary Acts.  Grantee hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and state securities or tax laws.

14.Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding between the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, including, but not limited to that certain letter agreement dated February 28, 2019, between Grantee and the Company.

15.Headings.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17.Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to the Company:	Montage Resources Corporation Attn.: General Counsel 122 W. John Carpenter Freeway, Suite 300 Irving, Texas 75039

If to Grantee:	At the address in the Company’s records.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

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18.Amendment.  No amendment or modification hereof shall be valid unless it shall be in writing and signed by both of the parties hereto.

19.Insider Trading/Market Abuse Laws. Grantee acknowledges that Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect Grantee’s ability to sell Company Stock acquired under the Plan during such times as Grantee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and Grantee is advised to speak to Grantee’s personal advisor on these matters.

20.Acceptance.  Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. Grantee has read and understands the terms and provision thereof, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Agreement.

21.Taxes.

(a)In General.  Grantee acknowledges that, regardless of any action taken by the Company or, if different, Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the grant, vesting, or subsequent sale of the Restricted Shares (the “Tax-Related Items”), is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Grantee further acknowledges that the Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares and the receipt of any dividends.

(b)Withholding of Taxes.  Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company, the Employer, and their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)withholding from your wages or other cash compensation paid to Grantee by the Company and/or the Employer;

(ii)withholding from proceeds of the sale of Restricted Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization without your further consent or authorization);

(iii)withholding Restricted Shares; or

(iv)requiring Grantee to make a payment in cash by certified check or wire transfer.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Restricted Shares. If the obligation for Tax-Related Items is satisfied by withholding in Restricted Shares, Grantee is deemed for tax purposes to have been issued the full number of Restricted Shares notwithstanding that a number of the Restricted Shares are held back solely for the purpose of paying the Tax-Related Items.

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(c)Tax Advice. Grantee may not rely on the Company or any of its respective officers, directors or employees for tax or legal advice regarding this Award. Grantee acknowledges that Grantee has sought tax and legal advice from Grantee’s own advisors regarding this Award or has voluntarily and knowingly foregone such consultation.

22.Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By acceptance of this Award, Grantee consents to the electronic delivery of this Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Award. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Grantee acknowledges that, upon written request, Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost.

23.Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Restricted Shares shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of Grantee’s employment or other service that is applicable to Grantee. In addition to any other remedies available under such policy, applicable law may require the cancellation of the Restricted Shares (whether vested or unvested) and the recoupment of any gains realized with respect to the Restricted Shares.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and Grantee has executed this Agreement, each as of the date first above written.

MONTAGE RESOURCES CORPORATION:

By:	/s/ John Reinhart
Name:	John Reinhart
Title:	President and Chief Executive Officer

GRANTEE:

/s/ Oleg Tolmachev
Name: Oleg Tolmachev

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